Exhibit 10.4

DISABILITY AGREEMENT

        AGREEMENT (the "Agreement") between GFI Group Inc., a Delaware corporation (the "Company") and Michael A. Gooch (the "Executive"), dated as of this 30th day of December 2004 (the "Effective Date").

        WHEREAS, the Executive is the Chairman of the Board of Directors, Chief Executive Officer and founder of the Company and its subsidiaries and has unique skills and abilities that are of extraordinary benefit to the Company;

        WHEREAS, the Company desires to provide Executive certain assurances regarding his employment with the Company; and

        WHEREAS, references to the Company throughout this Agreement shall include the Company and all of its subsidiaries.

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

          1.     In the event that Executive's employment with the Company is terminated due to, or following the onset of, Executive's Permanent Disability (as defined below), the Executive (or his personal representative as the case may be) shall be entitled to all of the following: (a) salary and bonus continuation benefit for a period of three (3) years following the date of termination of Executive's employment (the "Termination Date"), at a rate equal to the rate of Executive's base salary and bonus (inclusive of all restricted stock, stock option or other equity grants awarded in such year) for the last full fiscal year immediately preceding the Termination Date, payable at the times and in the manner of the Company's regular payroll practices, (b) for the three (3) year period beginning on the Termination Date, the Company shall make available to Executive coverage under the Company's medical, dental and life insurance plans on the same terms as such plans are made available to the Company's most senior salaried officers generally, and (c) reimbursement of any expenses incurred by Executive in the ordinary course of employment prior to the Termination Date consistent with Employer's then existing expense reimbursement policy.

          2.     For purposes of this Agreement, "Permanent Disability" shall mean any physical or mental illness, disability or impairment that prevents Executive from continuing the performance of his normal duties and responsibilities with the Company for a period in excess of six consecutive months. For purposes of determining whether a "Permanent Disability" has occurred under this Agreement, the written determination thereof by two qualified practicing physicians paid for by the Company and selected by the spouse (or children/children's guardian in the event of death or disability of the spouse) of the Executive, shall be conclusive.

          3.     If Executive so elects, Executive shall be entitled, in addition to all other remedies available, including but not limited to actual and compensatory damages, to obtain damages and reimbursement of his actual attorneys' fees and disbursements for any breach of this Agreement. Such remedies shall not be deemed to be exclusive of any other remedies available to Executive, by judicial or arbitral proceedings or otherwise.

          4.     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:

If to the Executive:

Michael A. Gooch Chief Executive Officer GFI Group, Inc. 100 Wall Street New York, NY 10005

With a copy to: Michael A. Gooch 76 West River Road Rumson, NJ 07760

If to the Company:

GFI Group Inc. 100 Wall Street New York, NY 10005 Attention: General Counsel

  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          5.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the City of New York, State of New York. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

          6.     This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the subject matters contained herein. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

GFI Group Inc.

By:	/s/ JAMES A. PEERS Name: James A. Peers Title: Chief Financial Officer

/s/ MICHAEL A. GOOCH Michael A. Gooch